Exhibit (g)(2)
                        AMENDMENT TO CUSTODIAN CONTRACT

     This Amendment to the custody contract is made as of January 5, 2001, by and between State Street Bank and Trust Company (the "Custodian") and TAX-EXEMPT CALIFORNIA MONEY MARKET FUND, on behalf of each of its Portfolios (the "Fund"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated May 3, 1999 (as amended from time to time, the "Custodian Contract"); and

     WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to pay out Fund moneys for cash sweeps and interfund lending or borrowing transactions and also to segregate collateral for interfund lending or borrowing transactions;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:

1.   Payment of Fund Monies
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     In Section 2.7, subsection 7 is renumbered as subsection 9 and new subsections 7 and 8 are added to the Custodian Contract as follows:

     (7) in connection with a lending or borrowing transaction between the Fund, on behalf of a Portfolio, and an investment company, on behalf of a Portfolio, advised by Scudder Kemper Investments;

     (8) in connection with a cash sweep arrangement; or

2.   Segregated Account

     In Section 2.12, subsection (iv) is renumbered as subsection (v) and reworded, in part as shown below; and new subsection (iv) is added to the Custodian Contract as follows:

     (iv) for the purpose of segregating securities or other assets of the Fund in connection with a borrowing transaction between the Fund, on behalf of a Portfolio, as borrower and an investment company, on behalf of a Portfolio, advised by Scudder Kemper Investments, and

     (v) for other proper corporate purposes, but only in the case of this clause (v),

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

                                TAX-EXEMPT CALIFORNIA
                                MONEY MARKET FUND

                                By:  /s/Mark S. Casady
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                                     Mark S. Casady

                                Its:  President
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                                STATE STREET BANK AND TRUST COMPANY

                                By:   /s/Ronald E. Logue
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                                Its: Vice Chairman
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